FOR IMMEDIATE RELEASE


           CONCORD ENERGY INCORPORATED TO REORGANIZE UNDER CHAPTER 11

JOURDANTON, TX - August 28, 1998: Concord Energy Incorporated (NASDAQ: CODE) today announced that it and its subsidiary Knight Equipment & Manufacturing Corporation ("KEMCO") have filed voluntary petitions to reorganize under Chapter 11 of the U.S. Bankruptcy Code in Federal Bankruptcy Court in San Antonio, Texas.

The Company said that it will continue to operate in the normal course of business during the bankruptcy proceeding and that it is pursuing alternatives for debtor-in-possession ("DIP") financing. KEMCO has reached an agreement for interim DIP financing, subject to court approval, and it is pursuing other alternatives which may involve the sale of assets of KEMCO as well as other DIP financing.

Chairman and CEO Deral Knight said that the Board of Directors reviewed strategic options and determined that a restructuring of the Company in the context of a Chapter 11 reorganization afforded the Company the best opportunity to return it to profitability and to provide a maximum recovery for all parties in interest.

The Company is an integrated oil and gas service company that also has interests in oil and gas properties. The Company's KEMCO subsidiary designs, reengineers and markets oil and gas processing equipment. Concord's IPS subsidiary markets a proprietary information software system that automates and expedites the dissemination of oil and gas production data.

This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future operating results, the financial condition of the Company, bankruptcy court approval of those actions requiring such approval, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

Company Contact:                            Deral Knight, CEO, (830) 769-3955


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